Exhibit 4

BAYTEX ENERGY LTD.

MANAGEMENT PROXY CIRCULAR
FOR THE ANNUAL AND SPECIAL MEETING
OF THE HOLDERS OF COMMON SHARES
TO BE HELD ON MAY 27, 2003

THIS MANAGEMENT PROXY CIRCULAR (the “Circular”) IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY AND ON BEHALF OF THE MANAGEMENT OF BAYTEX ENERGY LTD. (“Baytex” or the “Corporation”) for use at the Annual and Special Meeting  (the “Meeting”) of the holders (the “Shareholders”) of common shares (the “Common Shares”) in the capital of the Corporation to be held in the Alberta Room of the Fairmont Palliser Hotel, at 133 - 9th Avenue S.W., Calgary, Alberta, on Tuesday, May 27, 2003, at 3:00 p.m. (Calgary time) and any adjournment or adjournments thereof for the purposes set forth in the accompanying Notice of Meeting.

SOLICITATION OF PROXIES

Solicitation of proxies by management will be primarily by mail, but may also be in person or by telephone. The cost of solicitation will be borne by the Corporation.

RECORD DATE

Only Shareholders of record on April 15, 2003 (the “Record Date”) are entitled to notice of, and to attend and vote at, the Meeting unless after the Record Date a holder of record transfers his Common Shares and the transferee upon producing properly endorsed certificates evidencing such shares or otherwise establishing that he owns such shares, requests, not later than ten days before the Meeting, that the transferee’s name be included in the list of Shareholders entitled to vote, in which case such transferee shall be entitled to vote such shares at the Meeting.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the enclosed form of proxy are the President and Chief Executive Officer and the Senior Vice-President and Chief Financial Officer of the Corporation. A SHAREHOLDER SUBMITTING A PROXY HAS THE RIGHT TO APPOINT A PERSON TO REPRESENT HIM OR HER AT THE MEETING OTHER THAN THE PERSON OR PERSONS DESIGNATED IN THE FORM OF PROXY FURNISHED BY THE CORPORATION. TO EXERCISE THIS RIGHT THE SHAREHOLDER SHOULD INSERT THE NAME OF THE DESIRED REPRESENTATIVE IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY AND STRIKE OUT THE OTHER NAMES OR SUBMIT ANOTHER APPROPRIATE PROXY. In order to be effective, the proxy must be mailed so as to be deposited at the office of the Corporation’s agent, Valiant Trust Company, Suite 510, 550 - 6th Avenue S.W., Calgary, Alberta, T2P 0S2, on or before 4:00 p.m. (Calgary time) on May 23, 2003. No instrument appointing a proxy shall be valid after the expiration of twelve (12) months from the date of its execution. The instrument appointing a proxy shall be in writing under the hand of the Shareholder or his attorney, or, if such Shareholder is a corporation, under its corporate seal, and executed by a director, officer or attorney thereof duly authorized.

A Shareholder who has submitted a proxy may revoke it by instrument in writing executed by the Shareholder or his attorney authorized in writing, or, if the Shareholder is a corporation, under its corporate seal and executed by a director, officer or attorney thereof duly authorized, and deposited either with the Corporation at its offices as aforesaid at any time prior to the close of business on the second last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of the Meeting prior to the commencement of the Meeting on the day of the Meeting, and upon such deposit the previous proxy is revoked.

EXERCISE OF DISCRETION BY PROXIES

All Common Shares represented at the Meeting by properly executed proxies will be voted, and where a choice with respect to any matter to be acted upon has been specified in the instrument of proxy the Common Shares represented by the proxy will be voted in accordance with such specification.  IN THE ABSENCE OF SUCH SPECIFICATION, SUCH COMMON SHARES WILL BE VOTED: ‘FOR’ FIXING THE NUMBER OF DIRECTORS TO BE ELECTED AT THE MEETING AT EIGHT (8); ‘FOR’ THE ELECTION AS DIRECTORS OF THOSE NOMINEES LISTED IN THIS PROXY CIRCULAR; ‘FOR’ THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS; AND ‘FOR’ THE ORDINARY RESOLUTION APPROVING AN INCREASE IN THE NUMBER OF COMMON SHARES OF THE CORPORATION AVAILABLE FOR ISSUANCE PURSUANT TO THE CORPORATION’S STOCK OPTION PLAN.  The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of printing of this Circular, management of the Corporation knows of no such amendment, variation or other matter.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Corporation is authorized to issue an unlimited number of Common Shares. As of March 31, 2003 there were 53,403,285 Common Shares issued and outstanding. The holders of Common Shares are entitled to one vote for each share held.

Any registered Shareholder of the Corporation at the close of business on April 15, 2003 who either personally attends the Meeting or who completes and delivers a proxy will be entitled to vote or have his shares voted at the Meeting. However, a person appointed under the form of proxy will be entitled to vote the shares represented by that form only if it is effectively delivered in the manner set out under the heading “Appointment and Revocation of Proxies”.

To the best of the knowledge of the directors and officers of the Corporation, as at April 17, 2003 no persons beneficially own, directly or indirectly, or exercise control or discretion over Common Shares carrying more than 10% of the votes attached to all of the issued and outstanding Common Shares.

ADVICE TO BENEFICIAL HOLDERS OF SECURITIES

The information set forth in this section is of significant importance to Shareholders who do not hold their Common Shares in their own name.  Shareholders who do not hold their shares in their own name (referred to in this Circular as “Beneficial Shareholders”) should note that only proxies deposited by Shareholders whose names appear on the records of the Corporation as the registered holders of Common Shares can be recognized and acted upon at the Meeting.  If Common Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those shares will not be registered in the Shareholder’s name on the records of the Corporation.  Such shares will more likely be registered under the name of the Shareholder’s broker or an agent of that broker.  In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms).  In the United States, the vast majority of such shares are registered in the name of CEDE & Co., which company acts as a nominee for many U.S. brokerage firms. Common Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting shares for their clients. The directors and officers of the Corporation do not know for whose benefit the shares registered in the name of CDS & Co. or CEDE & Co. or of other brokers/agents are held.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting.  Often, the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided to registered Shareholders.  However, its purpose is limited to instructing the registered Shareholder how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications (“ADP”).  ADP typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the proxy forms to ADP.  ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting.  A Beneficial Shareholder receiving a proxy with an ADP sticker on it cannot use that proxy to vote shares directly at the Meeting - the proxy must be returned to ADP well in advance of the Meeting in order to have the shares voted.

MATTERS TO BE ACTED UPON AT THE MEETING

1.                                       Financial Statements and Auditors’ Report

Pursuant to the provisions of the Business Corporations Act (Alberta) (the “ABCA”) and the Corporation’s By-Laws, the directors of the Corporation will submit to the Shareholders at the Meeting, the financial statements of the Corporation for the fiscal years ended December 31, 2002 and December 31, 2001 and the auditors’ report thereon.

No vote by the Shareholders with respect to this matter is required.

2.                                       Election of Directors

Action is to be taken at the Meeting with respect to the election of directors. The Board of Directors of the Corporation (the “Board”) presently consists of six (6) members. It is proposed that the Board will increase to eight (8) members and the undermentioned persons will be nominated at the Meeting.

IT IS THE INTENTION OF THE MANAGEMENT DESIGNEES, IF NAMED AS PROXY, TO VOTE ‘FOR’ FIXING THE NUMBER OF DIRECTORS TO BE ELECTED AT THE MEETING AT EIGHT AND TO VOTE ‘FOR’ THE ELECTION OF THE FOLLOWING PERSONS TO THE BOARD UNLESS OTHERWISE DIRECTED. MANAGEMENT DOES NOT CONTEMPLATE THAT ANY OF SUCH NOMINEES WILL BE UNABLE TO SERVE AS A DIRECTOR. HOWEVER, IF FOR ANY REASON ANY OF THE PROPOSED NOMINEES DOES NOT STAND FOR ELECTION OR IS UNABLE TO SERVE AS SUCH, THE MANAGEMENT DESIGNEES, IF NAMED AS PROXY, RESERVE THE RIGHT TO VOTE FOR ANY OTHER NOMINEE IN THEIR SOLE DISCRETION UNLESS THE SHAREHOLDER HAS SPECIFIED IN HIS PROXY THAT HIS COMMON SHARES ARE TO BE WITHHELD FROM VOTING ON THE ELECTION OF DIRECTORS.

Each director elected at the Meeting will hold office until the next annual meeting of the Shareholders, or until his successor is duly elected or appointed, unless his office is earlier vacated in accordance with the Corporation’s By-Laws. The following information relating to the nominees as directors is based on the Corporation’s records and on information received by the Corporation from the nominees.

Nominees as Directors	Position Presently Held	Principal Occupation	Director Since	Common Shares Beneficially Owned or Controlled as of March 31, 2003

John A. Brussa(1)(2)(3)(5) Calgary, Alberta	Director	Partner, Burnet, Duckworth & Palmer LLP (a law firm)	October 8, 1997	35,000

W.A. Blake Cassidy(1)(2)(5) Calgary, Alberta	Director	Retired Banker	February 8, 1994	5,484

Raymond T. Chan Calgary, Alberta	Senior Vice-President, Chief Financial Officer and Director	Senior Vice-President, Baytex Energy Ltd.(8)	October 5, 1998	211,806

Nominees as Directors	Position Presently Held	Principal Occupation	Director Since	Common Shares Beneficially Owned or Controlled as of March 31, 2003

Edward Chwyl Victoria, B.C.	Nominee	Independent Businessman (10)	Nominee	20,000

Fred C. Coles(3)(4)(5) Calgary, Alberta	Director	Independent Businessman(9)	May 26, 1998	13,000

Gary J. Drummond Calgary, Alberta	Nominee	Independent Businessman (11)	Nominee	—	(11)

Dennis L. Nerland(1)(5) Calgary, Alberta	Director	Partner, Shea Nerland Calnan (a law firm)	May 26, 1998	16,045

Dale O. Shwed(2)(4) Calgary, Alberta	President, Chief Executive Officer and Director	President, Baytex Energy Ltd.	June 3, 1993	793,611

Notes:

(1)                                  Member of the Audit Committee.

(2)                                  Member of the Compensation Committee.

(3)                                  Member of the Corporate Governance Committee.

(4)                                  Member of the Environmental Management Committee.

(5)                                  Member of the Reserves Committee.

(6)                                  The Corporation does not have an executive committee.

(7)                                  Mr. Nerland was also a director of the Corporation from October, 1993 to October, 1997.

(8)                                  Prior to becoming an officer of the Corporation, Mr. Chan held the position of Senior Vice-President and Chief Financial Officer of Tarragon Oil and Gas Limited from August, 1990 to September, 1998.

(9)                                  Prior to becoming an independent businessman on April 1, 2002, Mr. Coles held the position of Executive Chairman, Applied Terravision Systems Ltd.

(10)                            Prior to becoming an independent businessman in May 2002, Mr. Chwyl was Chairman of the Board of Ventus Energy Ltd. from January 1999 and Chief Executive Officer of Ventus from January 1999 to August 2000.  Previously, Mr. Chwyl was the Chief Executive Officer of Marathon Oil Canada Ltd. since August 1998.  Before joining Marathon, Mr. Chwyl was the President, Chief Executive Officer and a Director of Tarragon Oil and Gas Limited.

(11)                            Prior to becoming an independent businessman in January 1, 2003, Mr. Drummond was President of Direct Energy Marketing, a subsidiary of Centrica PLC.  Mr. Drummond owns US$700,000.00 of Baytex’s 10 ½%  Senior Subordinated Term Notes.

3.                                       Appointment of Auditors

The management designees, if named as proxy, intend to vote for the reappointment of Deloitte & Touche LLP, Chartered Accountants, Calgary, Alberta, as the auditors of the Corporation, to hold office until the next annual meeting of the Shareholders, at a remuneration to be fixed by the Board. Deloitte & Touche LLP have been the auditors of the Corporation since 1993.

Fees accrued to the Corporation’s auditors, Deloitte & Touche LLP, for services rendered for the fiscal year 2002 are as follows:  for audit services $92,250, for interim financial statement reviews and securities filings  $67,000 and for tax related services $30,500.

4.                                       Amendment of Stock Option Plan

At the Meeting, the Shareholders will be asked to consider and, if deemed advisable, approve an amendment to the Corporation’s stock option plan (the “Stock Option Plan”) which authorizes the Board to issue stock options to directors, officers and key employees of the Corporation who are in a position to contribute to the future success and growth of the Corporation.  The Stock Option Plan was approved by both the Board and the Shareholders in 1993 and last amended on May 31, 2001 to permit stock options to be granted under the Stock Option Plan to acquire a total of 4,572,161 Common Shares.

Since May 31, 2001, the following activity in the plan has taken place:

	Stock Options Outstanding	Stock options available for future grants	Maximum number of Common Shares

Balance May 31, 2001	3,824,084	748,077	4,572,161
Stock option activity
Exercises	(1,322,151)		(1,322,151)
Cancellations	(1,910,772)	1,910,772
Stock options granted	2,649,590	(2,649,590)
Stock options granted subject to ratification	1,417,250	(1,417,250)
Proposed Amendment		2,089,990	2,089,990
Plan if Amendment approved	4,658,001	681,999	5,340,000
Percentage of Shares Outstanding	8.7%	1.3%	10.0%

During 2002, the Corporation granted 1,417,250 stock options (the “excess options”) at an exercise price of $7.75  and expiring October 17, 2006, that were in excess of the maximum number of options permitted under its stock option plan.  Of this amount, 956,000 of the excess options were granted to directors and officers of the Corporation.  Pursuant to the rules of the TSX the increase in the Corporation’s stock option plan and the ratification of the excess options granted thereunder must be approved by the shareholders.  Accordingly, at the meeting, the following ordinary resolution will be presented:

BE IT RESOLVED, AS AN ORDINARY RESOLUTION OF THE SHAREHOLDERS OF Baytex Energy Ltd., that the maximum number of Common Shares issuable under the Stock Option Plan of Baytex Enegy Ltd. be increased by 2,089,990 Common Shares and the same is hereby approved and authorized and all options previously granted by Baytex Energy Ltd. in excess of the maximum number be and are hereby ratified and approved.

EXECUTIVE COMPENSATION

Composition of the Compensation Committee

Since December 10, 1997, the Compensation Committee of the Board (the “Committee”) has been composed of three (3) members, Messrs. Brussa, Cassidy and Shwed.  Mr. Shwed is the President and Chief Executive Officer of the Corporation and as such is entitled to participate in the Corporation’s executive compensation and benefit programs. Messrs. Brussa and Cassidy are independent, non-employee directors and are not eligible to participate in any of the Corporation’s executive compensation and benefit programs other than the Corporation’s Stock Option Plan. Both Mr. Brussa and Mr. Cassidy currently hold options under the Corporation’s Stock Option Plan. The Committee met one time in 2002.

Report to the Shareholders on Executive Compensation

The Committee exercises general responsibility regarding overall employee and executive compensation. It also determines the total compensation of the Chief Executive Officer and the Chief Financial Officer of the Corporation, subject to Board approval. The Committee meets with the Chief Executive Officer to review other employees’ salaries but direct approval of those salaries is approved by the Board annually in the overall general and administrative expense budget.

Executive compensation consists of essentially four components: (1) base salary, (2) bonuses, (3) stock options and (4) stock appreciation rights (“SARs”). The executive benefits offered are typical of those provided by companies in the oil and gas industry. Each of these compensation components is summarized in the following sections.

Base Salaries

The base salaries for the Chief Executive Officer and for the other executive officers are comparable to the amounts paid to similar executive officers of companies of similar size and character in the oil and gas industry in Canada.

Bonuses

An annual bonus may be paid, at the end of the year, based on the Committee’s subjective assessment of the Corporation’s general performance and the Chief Executive Officer’s and other executive officers’ contribution to any success achieved. Also, a bonus payment may be made to adjust the total cash compensation of the Chief Executive Officer or the other executive officers, as the case may be, to account for growth in the size of the Corporation during the preceding year. In effect, growth in size by the Corporation during the year may have altered the Corporation’s peer group, and as there is a direct relationship between corporate size and base salary, a bonus payment can be used to increase total cash compensation to bring it in line with the Corporation’s peer group.

Long-Term Incentive Compensation

The Corporation’s long-term incentive compensation program is achieved through the granting of stock options and SARs. The Committee believes that the granting of stock options and SARs serves to motivate executive officers and employees to achieve the Corporation’s strategic objectives, and to align the interests of executive officers and employees with the interests of the Shareholders.

Options and SARs are granted with a four-year term and vest 33.33% annually. There are currently no SARs granted and outstanding.

Submitted by the Compensation Committee:
John A. Brussa
W.A. Blake Cassidy
Dale O. Shwed

Summary of Executive Compensation

The following table provides a summary of compensation earned during the fiscal years ended December 31, 2000, 2001 and 2002 by the Chief Executive Officer and the Chief Financial Officer of the Corporation and the three other most highly compensated executive officers of the Corporation (collectively the “named executive officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus (2) ($)	Other Annual Compensation(1) ($)	Securities Under Options/SARs Granted (#)	All Other Compensation ($)
Dale O. Shwed	2002	350,000	250,000	—	300,000 Options	—
President and Chief	2001	300,000	100,000	—	330,000 Options	—
Executive Officer	2000	300,000	200,000	—	350,000 Options	—

Raymond T. Chan	2002	250,000	250,000	—	300,000 Options	—
Senior Vice-	2001	220,000	100,000	—	180,000 Options	—
President and Chief Financial Officer	2000	220,000	200,000	—	300,000 Options	—

S. Dale McAuley	2002	180,000	50,000	—	45,000 Options	—
Vice-President,	2001	175,000	25,000	—	42,000 Options	—
Operations	2000	155,000	50,000	—	70,000 Options	—

Richard W. Naden	2002	180,000	45,000	—	45,000 Options	—
Vice-President,	2001	175,000	20,000	—	42,000 Options	—
Production	2000	155,000	50,000	—	70,000 Options	—

Garry J. Wasylycia	2002	205,000	50,000	—	45,000 Options	—
Vice-President,	2001	200,000	25,000	—	51,000 Options	—
Exploration	2000	175,000	80,000	—	85,000 Options	—

Note:

(1)                                Perquisites and other personal benefits do not exceed the lesser of $50,000 and 10% of the total annual salary and bonus for any of the named executive officers.

(2)                                The Corporation’s executive officers applied all 2002 bonuses to the acquisition of flow-through Common Shares of the Corporation.  The Common Shares were acquired at $7.86 per share representing a premium of 6.2% over the closing price of  the Corporation’s Common Shares on the TSX the day prior to the approval of the bonuses by the Board of Directors.  The Common Shares acquired were subject to a four-month hold period and Messrs. Shwed and Chan have agreed to hold 50% of the Common Shares acquired until December 31, 2003.

Stock Option Plan

The Corporation has established a Stock Option Plan for the directors, officers and employees of the Corporation. As at March 31, 2003, the Plan had a balance of 3,250,010 Common Shares reserved for issuance thereunder. As at March 31, 2003, there were options outstanding to purchase 4,658,001 Common Shares.  See “Matters to be acted upon at the Meeting - Amendment of Stock Option Plan”.

The aggregate number of Common Shares reserved for issuance to any one person under the Plan must not exceed 5% of the outstanding Common Shares (on a non-diluted basis). Furthermore, the aggregate number of Common Shares reserved for issuance pursuant to options granted to “insiders” may not exceed 10% of the outstanding Common Shares (on a non-diluted basis), the issuance of Common Shares to “insiders” pursuant to the Plan and other share compensation arrangements within a one year period may not exceed 10% of the outstanding Common Shares (on a non-diluted basis) and the issuance of Common Shares to any one “insider” and such insider’s associates pursuant to the Plan and other share compensation arrangements within a one year period may not exceed 5% of the outstanding Common Shares (on a non-diluted basis).

The following table sets forth individual grants of stock options made to the named executive officers during the fiscal year ended December 31, 2002.

OPTIONS GRANTS DURING THE YEAR ENDED DECEMBER 31, 2002

Name	Securities Under Options Granted (#)	% of Total Options Granted in Fiscal Year (1)	Exercise Price ($/Share)	Market Value of Securities Underlying Options on the Date of Grant ($/Share)	Expiration Date
Dale O. Shwed	300,000 options	18%	7.75	7.75	October 17, 2006
Raymond T. Chan	300,000 options	18%	7.75	7.75	October 17, 2006
S. Dale McAuley	45,000 options	3%	7.75	7.75	October 17, 2006
Richard W. Naden	45,000 options	3%	7.75	7.75	October 17, 2006
Garry J. Wasylycia	45,000 options	3%	7.75	7.75	October 17, 2006

Note: (1)                 Constitutes percentage of total number of options granted by the Corporation in 2002.

The following table sets forth information with respect to each exercise of option and SARS during the fiscal year ended December 31, 2002 by the named executive officers and with respect to all options and SARs held by the named executive officers and still outstanding on December 31, 2002.

AGGREGATED OPTION/SAR EXERCISES DURING THE YEAR ENDED
DECEMBER 31, 2002 AND YEAR-END OPTION/SAR VALUES

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options/SARs at December 31, 2002 (#) Exercisable/Unexercisable	Value of Unexercised In-the- Money Options/SARs at December 31, 2002 (1) ($) Exercisable/Unexercisable
Dale O. Shwed	65,625	111,600 on option exercise	743,300/703,334 options	1,349,600/1,046,200 options
		21,000 on SAR exercise	Nil/Nil SARs

Raymond T. Chan	200,000	499,800 on option exercise	310,000/520,000 options	459,600/670,200 options
		119,700 on SAR exercise	Nil/Nil SARs

S. Dale McAuley	35,000	120,600 on option exercise	80,667/96,333 options	146,200/138,100 options
		Nil on SAR exercise	Nil/Nil SARs

Richard W. Naden	31,400	109,800 on option exercise	65,697/96,333 options	77,400/138,100 options
		Nil on SAR exercise	Nil/Nil SARs

Garry J. Wasylycia	50,000	172,000 on option exercise	110,334/107,333 options	235,500/160,700 options
		12,200 on SAR exercise	Nil/Nil SARs

Note: (1)                 Based on December 31, 2002 closing price per Common Share on the TSX of $8.48.

Retirement Plans

The Corporation has no retirement plans for its employees.

Employment Agreement and Change of Control Agreements

The Corporation has entered into employment agreements with Messrs. Shwed and Chan which provide that in the event that the executive’s employment with the Corporation is terminated without cause or upon a change of control of the Corporation as defined in the agreement, and subject to certain conditions being met, Messrs. Shwed and Chan may receive a payment equal to 30 months salary, bonus and other employment benefits.

The Corporation has entered into change of control agreements with a number of employees, including the named executive officers except for Messrs. Shwed and Chan. The agreements provide that in the event of a change of control of the Corporation as defined, and subject to certain conditions being met, the employees may receive payments in the range of 9 months to 24 months salary, bonus and other employment benefits.

The employment agreements and change of control agreements also provide that any vested stock options or SARs may be exercised for a period of 30 days or 10 days, respectively, following the date of termination of employment.

Compensation of Directors

During 2002, the Corporation provided compensation to the unrelated directors by way of an annual retainer of $10,000 plus a fee of $500 per meeting attended. During 2002, the unrelated directors were also granted options to purchase Common Shares as follows: Mr. Brussa - 24,000; Mr. Cassidy - 10,000; Mr. Coles - 12,000; and Mr. Nerland - 10,000.

Performance Graph

The following graph compares the change in cumulative total shareholders’ return over the periods indicated of a $100 investment in the Corporation’s Common Shares with the cumulative total return of the S&P/TSX Oil and Gas Exploration and Production Index (as a replacement for the TSX Oil and Gas Producers Index) and the S&P/TSX Composite Index (previously known as the TSE 300 Composite Index), assuming the reinvestment of dividends, where applicable.

Index	Dec 31/97	Dec 31/98	Dec 31/99	Dec 31/00	Dec 31/01	Dec 31/02
Baytex	100	26	59	67	29	57
S&P/TSX Oil & Gas Exploration and Production Index	100	70	86	126	130	151
S&P/TSX Composite Index	100	98	130	139	122	107

CUMULATIVE VALUE OF A $100 INVESTMENT

Indebtedness of Directors and Executive Officers

At no time during the most recently completed financial year was there any indebtedness of any director or officer, or of any nominee for election as a director, or any associate of any such director or officer, to the Corporation or to any other entity which is, or at any time since the beginning of the most recently completed financial year been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation.

OTHER MATTERS COMING BEFORE THE MEETING

Management knows of no other matters to come before the Meeting other than referred to in the Notice of Meeting. Should any other matters properly come before the Meeting, the Common Shares represented by proxy solicited hereby will be voted on such matters in accordance with the best judgment of the person voting such proxy.

CORPORATE GOVERNANCE

In 1995, The Toronto Stock Exchange Committee on Corporate Governance in Canada issued a report (the “TSE Report”) which included guidelines for effective corporate governance. These guidelines deal with the constitution of boards of directors and board committees, their functions, their independence from management and other means of addressing corporate governance practices. The TSX has, in accordance with the recommendations contained in the TSE Report, imposed a disclosure requirement on every TSX listed company incorporated in Canada to disclose on an annual basis its approach to corporate governance with reference to the guidelines set out in the TSE Report.

Regulatory changes that have or will occur as a result of the enactment of the Sarbanes-Oxley Act 2002 in the United States and proposed changes to the Toronto Stock Exchange Corporate Governance Guidelines are continually monitored by the Board and the Board will take appropriate action as regulatory changes occur.  Listed below are the current Toronto Stock Exchange guidelines and a brief discussion of the Corporation’s compliance with each guideline.

1.                                       The board of directors should explicitly assume responsibility for stewardship of the Corporation, and specifically for: (a) adoption of a strategic planning process, (b) identification of principal risks and ensuring the implementation of appropriate systems to manage these risks, (c) succession planning, including appointing, training and monitoring senior management, (d) communications policy for the Corporation, and (e) integrity of the Corporation’s internal control and management information systems.

The Board has statutory responsibility to oversee the conduct of the business of the Corporation and to supervise management which is responsible for the day-to-day conduct of the business of the Corporation. The Board’s fundamental objectives are to enhance and preserve long-term shareholder value and to ensure the Corporation meets its obligations on an ongoing basis. While the Board has delegated the responsibility for day-to-day management of the Corporation to management, the Board has implicitly and explicitly acknowledged its responsibility for the stewardship of the Corporation including the following:

(a)                                  The Board meets quarterly to review and provide guidance to the Corporation’s senior executives on development and progress of the Corporation’s strategic plans and operating budgets.

(b)                                 The Board has identified the Corporation’s principal business risks and has developed a number of key strategies to protect the Corporation from these risks and to help senior executives monitor these risks.

(c)                                  A Compensation Committee made up of a majority of outside Board members annually reviews the performance of the Chief Executive Officer and other senior executives based on the performance of the Corporation. Succession planning is the responsibility of this Committee.

(d)                                 The Board has discussed and considered how the Corporation communicates with its shareholders and the public. The Board reviews all of the Corporation’s communications to its shareholders and to the public.

(e)                                  The Board, directly and through its Audit Committee, assesses the integrity of the Corporation’s internal control and management information systems.

2.                                       Majority of directors should be “unrelated” (free from conflicting interest).

The Board comprises six members, four of whom are unrelated directors and two of whom are members of the senior executives of the Corporation. As a result, a majority of the members of the Board are unrelated members.  The Corporation does not have a significant shareholder with the ability to exercise a majority of the votes for the election of directors.

3.                                       Disclose for each director whether he or she is related, and how that conclusion was reached. The Board is made up of:

John A. Brussa                                                                                                         unrelated

W.A. Blake Cassidy                                                                                unrelated

Raymond T. Chan                                                                                           related as Senior Vice-President and Chief Financial Officer

Fred C. Coles                                                                                                                    unrelated

Dennis L. Nerland                                                                                           unrelated

Dale O. Shwed                                                                                                             related as President and Chief Executive Officer

4.                                       Appointment of a committee responsible for appointment/assessment of directors and that is comprised exclusively of outside (i.e., non-management) directors, a majority of whom are unrelated directors.

The composition of the Board has not changed for a number of years. Due to the size of the Board, the responsibility for recruitment for the Board has fallen on the Chief Executive Officer and the Chief Financial Officer and is discussed with other Board members prior to any nominations being made.

5.                                       Implement a process for assessing the effectiveness of the Board as a whole and its committees and individual directors.

The Board continually evaluates the effectiveness of itself. Due to the size of the Board, a separate committee has not been organized to fulfill this function.

6.                                       Provide orientation and education programs for new directors.

As referred to above, the composition of the Board has not changed for a number of years, however, existing Board members historically have provided orientation and education to new members on an ad hoc and informal basis. The Board believes that the procedures referred to in items 4 and 5 above and in this item have proven to be a practical and effective approach to these governance issues in light of the Corporation’s particular circumstances, including the relatively small size and limited turnover of the Board, the size of the Corporation and the nature and scope of the Corporation’s business and operations and the expertise of Board members.

7.                                       Consider the size of the Board of Directors, and the impact of the number on the Board’s effectiveness.

To date the Board has felt that, due to the size and maturity of the Corporation, the current number of Board members is adequate to provide the appropriate level of skill mix to guide the Corporation. However, the current size and make-up of the Board is being continually monitored by the existing Board members.

8.                                       The Board should review the adequacy and form of the compensation of directors to ensure compensation realistically reflects responsibilities and risks involved.

The Board, through its Compensation Committee, periodically reviews the adequacy and form of directors’ compensation.

9.                                       Committees of the Board should generally be composed of outside directors, a majority of whom are unrelated, although some committees, such as the executive committee, may include one or more inside directors.

The Committees established by the Board are composed as follows:

Committee	Related Directors	Unrelated Directors
Audit	—	3
Compensation	1	2
Environmental Management	1	1
Corporate Governance	—	2
Reserves	—	4

10.                               The Board should expressly assume responsibility for, or assign to a committee of directors, the general responsibility for developing the Corporation’s approach to governance issues.

The Corporate Governance Committee is responsible for the Corporation’s response to, and implementation of, the Governance Guidelines. The Committee discharges that responsibility through consideration and review of the Corporation’s corporate governance principles and bringing forth proposals to the Board regarding any changes necessary to respond to changes in the Governance Guidelines.

11.                               The Board should define limits to management’s responsibilities by developing mandates for: (a) the Board and the Chief Executive Officer of the Corporation and (b) the corporate objectives for which the Chief Executive Officer is responsible.

To date, the Corporation has not developed position descriptions for the Board or the Chief Executive Officer.  The Board currently sets the Corporation’s annual objectives which become the objectives against which the Chief Executive Officer’s performance is measured.

12.                               Establish procedures to enable the Board to function independently of management.

With the Board consisting of both related and unrelated directors, the Board has not been able to function totally independent of executive management. However, in matters that require independence of the Board from management, only the unrelated Board members take part in the decision-making responsibilities and evaluations.

13.                                 Establish an audit committee with a specifically defined mandate, that has open communication channels with the external auditor and is comprised entirely of outside directors. The audit committee’s duties should include oversight responsibility for management reporting and should ensure that management has designed and implemented an effective system of internal control.

All members of the Audit Committee are unrelated directors. The roles and responsibilities of the Audit Committee have been defined and include oversight responsibility for management reporting and internal control. The Audit Committee has direct communication channels with the external auditors. The Corporation has no formal internal audit process.

14.                               Implement a system to enable an individual director to engage outside advisors at the Corporation ‘s expense. The engagement of the outside advisor should be subject to the approval of an appropriate committee of the Board.

The Corporation has no formal policy which allows unrelated directors to engage outside advisors at the Corporation’s expense. However, if such advisors were requested by a Board member, approval for engaging the advisors could be obtained from the remaining Board members.

AVAILABILITY OF CERTAIN DOCUMENTS

Under National Policy 41, adopted by the Canadian Securities Administrators, a person or company who wishes to receive interim financial statements from the Corporation must deliver a written request for such material to the Corporation, together with a signed statement that the person or company is the owner of securities (other than debt instruments) of the Corporation. Shareholders who wish to receive interim financial statements are encouraged to send the enclosed return card, together with the completed form of proxy, in the addressed envelope provided, to the Corporation’s agent, Valiant Trust Company, Suite 510, 550 - 6th Avenue S.W., Calgary, Alberta, T2P 0S2. The Corporation will maintain a supplemental mailing list of persons and companies wishing to receive interim financial statements.

DIRECTORS’ APPROVAL

The contents and the sending of this Circular have been approved by the directors.

CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(signed)	Dale O. Shwed	(signed)	Raymond T. Chan
	President and Chief Executive		Senior Vice-President and Chief
	Officer		Financial Officer

Calgary, Alberta
April 17, 2003